Exhibit 10.37

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

RESEARCH FUNDING AND OPTION AGREEMENT

by and between

THE SCRIPPS RESEARCH INSTITUTE,

a California nonprofit

public benefit corporation

and

NEORX CORPORATION,

a Washington corporation

[*]         designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

1. DEFINITIONS
1.1	Affiliate
1.2	Agreement Number
1.3	[Left intentionally blank]
1.4	Confidential Information
1.5	Field
1.6	Joint Technology
1.7	Patent Rights
1.8	Principal Investigator.
1.9	Process
1.10	Product
1.11	Research Program
1.12	Research Tool
1.13	Service
1.14	Technology
1.15	TSRI Technology
1.16	Valid Claim
1.17	Option Exercise Period
1.18	Reservation
1.19	Reservation Period
1.20	Negotiation Period

2. CONDUCT OF RESEARCH PROGRAM
2.1	Conduct of Research Program
2.2	Supervision of Research Program
2.3	Reports
2.4	Financial and Staffing Obligations

3. GRANT OF RIGHTS
3.1	Grant
3.2	Disclosure of Technology
3.3	Option Exercise / Reservation Period
3.4	Exercise of Option
3.5	Patent Application Filings and Prosecution
3.6	Joint Technology
3.7	Research Tools

4. INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY
4.1	Title.
4.2	Governmental Interest
4.3	Reservation of Rights

5. CONFIDENTIALITY AND PUBLICATION

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5.1	Treatment of Confidential Information
5.2	Publications
5.3	Publicity

6. WARRANTIES

7. TERM AND TERMINATION
7.1	Term
7.2	Termination by Mutual Agreement
7.3	Termination Upon Non-Payment
7.4	Termination Upon Default
7.5	Termination Upon Insolvency
7.6	Effect of Expiration or Termination

8. ASSIGNMENT; SUCCESSORS
8.1	Assignment
8.2	Binding Upon Successors and Assigns

9. GENERAL PROVISIONS
9.1	Independent Contractors
9.2	Arbitration
9.3	Entire Agreement; Modification
9.4	California Law
9.5	No Use of Name
9.6	Headings
9.7	Severability
9.8	No Waiver
9.9	Attorneys’ Fees
9.10	Notices.
9.11	Compliance with U.S. Laws
9.12	Counterparts

EXHIBIT A:	RESEARCH PROGRAM
EXHIBIT B:	BUDGET
EXHIBIT C:	FORM MATERIAL TRANSFER AGREEMENT

ii

RESEARCH FUNDING AND OPTION AGREEMENT

This Agreement is entered into this 4th day of August, 2005 (the “Effective Date”, by and between THE SCRIPPS RESEARCH INSTITUTE, 10550 North Torrey Pines Road, La Jolla, California 92037 (“TSRI”), a California nonprofit public benefit corporation, and NEORX CORPORATION (“Sponsor”), a Washington corporation located at 300 Elliott Avenue West, Suite 500, Seattle, WA 98119, with respect to the facts set forth below.

RECITALS

A.                                   TSRI is engaged in fundamental scientific biomedical and biochemical research including research relating to the synthesis and evaluation of novel kinase inhibitors, as more particularly described herein.

B.                                     Sponsor is engaged in research and development of therapeutics for the treatment of diseases.

C.                                     Sponsor desires to provide certain funding as part of TSRI’s research activities described above.

D.                                    TSRI has the exclusive right to grant a license in and to any technology developed pursuant to the research program described herein, subject to any non-exclusive rights of the U.S. Government, resulting from the receipt by TSRI of U.S. Government funding, to use such technology for its own purposes.

E.                                      TSRI is willing to grant to Sponsor an option to acquire rights and licenses to use, enhance and develop technology arising from the Research Program and develop, market and sell products in the field described below, all as is more particularly described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, TSRI and Sponsor hereby agree as follows:

1.                                       DEFINITIONS.

1.1                                 Affiliate.  The term “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by Sponsor.  The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  Unless otherwise specified, the term Sponsor includes Affiliates.

1.2                                 Agreement Number.  This Agreement is TSRI number SFP-1604.

1.3                                 [Left intentionally blank]

1.4                                 Confidential Information.  The term “Confidential Information” shall mean any and all proprietary information of TSRI or Sponsor which may be exchanged between the parties at any time and from time to time during the term hereof.  The fact that a party may have marked or identified as confidential or proprietary any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party.  Information shall not be considered confidential to the extent that it:

a.                                       Is publicly disclosed through no fault of any party hereto, either before or after it becomes known to the receiving party; or

b.                                      Was known to the receiving party prior to the date of this Agreement, which knowledge was acquired independently and not from the other party hereto (including such party’s employees); or

c.                                       Is subsequently disclosed to the receiving party in good faith by a third party who has a right to make such disclosure; or

d.                                      Has been published by a third party as a matter of right; or

e.                                       Is required to be disclosed by law or court order, in which event the party required to make such disclosure shall limit the same to the minimum required to comply with the law or court order, and prior to making such disclosure that party shall notify the other party, not later than ten (10) days before the disclosure in order to allow that other party to comment and/or to obtain a protective or other order, including extensions of time and the like, with respect to such disclosure.

1.5                                 Field.  The term “Field” [*].

1.6                                 Joint Technology. The term “Joint Technology” shall mean any Technology developed jointly under principles arising under the patent laws of the United States of America by at least one employee of or other person who assigns or is under duty to assign such Technology to Sponsor and at least one employee of or other person who assigns or is under duty to assign such Technology to TSRI.

1.7                                 Patent Rights.  The term “Patent Rights” shall mean rights under (a)  the U.S./PCT Patent Application(s) covering Technology; (b) the foreign patent applications of (a); (c)  the patents proceeding from (a) and (b);  (d) divisionals, continuations, reissues, reexaminations, and extensions of any patent or application set forth in (a)- (c) above; and (e)  all claims of

[*]         designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

continuations-in-part of (a) so long as any additional claims arise out of the Research Program, and so long as said patents in (a) - (e) above have not been held invalid and/or unenforceable by a court of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

1.8                                 Principal Investigator.  The term “Principal Investigator” shall mean Chris Liang, Ph.D. together with such replacement persons selected in accordance with the provisions of Section 2.2 hereof.

1.9                                 Process.  The term “Process” shall mean any process which is covered by a Valid Claim of Patent Rights or the performance of which utilizes Technology.

1.10                           Product.  The term “Product” shall mean any product the manufacture, use, importation, sale or offer for sale of which is covered by a Valid Claim of Patent Rights or which incorporates or the production of which utilizes Technology.

1.11                           Research Program.  The term “Research Program” shall mean the research program to be undertaken by TSRI under the direction and control of the Principal Investigator as expressly set forth on Exhibit A hereto.

1.12                           Research Tool.  The Term “Research Tool” shall mean any Technology which is designed or utilized for basic research purposes or internal drug discovery purposes and which is not utilized to produce a Product or incorporated into a Product, or utilized in the performance of a Process or Service.

1.13                           Service.  The term “Service” shall mean the performance of a service for a third party, which performance uses or incorporates a Product or Process or the performance of which utilizes Technology.

1.14                           Technology.  The term “Technology” shall mean any invention, discovery, know-how, trade secret, software, information and data, whether patentable or not, conceived or developed in performance of the Research Program.

1.15                           TSRI Technology.  The term “TSRI Technology” shall mean any Technology developed solely by TSRI under principles arising under the patent laws of the United States of America.

1.16                           Valid Claim.  The term “Valid Claim” shall mean a claim of an issued patent within the Patent Rights that has not lapsed, expired, been canceled, or become abandoned, and has not been held invalid by a court or other appropriate body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.  The term Valid Claim shall also include the claims of a pending patent application within the Patent Rights for a period of seven (7) years of filing that patent application, per country.

1.17                           Option Exercise Period.  The term “Option Exercise Period” shall have the meaning defined in section 3.3 herein.

1.18                           Reservation.  The term Reservation shall have the meaning defined in section 3.3 herein.

1.19                           Reservation Period.  The term Reservation Period shall have the meaning defined in section 3.3 herein.

1.20                           Negotiation Period.  The term Negotiation Period shall have the meaning defined in section 3.4 herein.

2.                                       CONDUCT OF RESEARCH PROGRAM.

2.1                                 Conduct of Research Program. TSRI hereby agrees to use reasonable efforts to perform the Research Program subject to the provisions of this Agreement, including the attached Research Program. Notwithstanding the foregoing, TSRI makes no warranties or representations regarding its ability to achieve, nor shall it be bound to accomplish, any particular research objective or results.

2.2                                 Supervision of Research Program.  TSRI agrees that the Research Program at TSRI shall be conducted by or under the direct supervision of the Principal Investigator and in conjunction with the joint steering committee (JSC), as set forth in the Research Program.  In the event that the Principal Investigator leaves TSRI, or terminates his/her involvement in the Research Program, TSRI shall use its best efforts to find a replacement Principal Investigator acceptable to Sponsor within 60 days, which acceptance shall not be unreasonably withheld.  In the event that TSRI shall fail to appoint a replacement Principal Investigator reasonably acceptable to Sponsor, Sponsor shall have a right to terminate this Agreement upon delivery to TSRI of written notice of intent to terminate pursuant to this Section 2.2, which notice must be delivered to TSRI no more than 90 days after delivery by TSRI to Sponsor of the name of the replacement Principal Investigator.

2.3                                 Reports.  TSRI agrees that within sixty (60) days following the last day of each three (3) month period during the term of this Agreement, TSRI shall furnish Sponsor with a written report summarizing the results of the research included within the scope of the Research Program conducted by TSRI, during the immediately preceding three (3) month period, including but not limited to all data, conclusions, results, observations and a detailed description of all procedures. All such reports shall be maintained in confidence by Sponsor. In the event that, resulting from its review of such report, Sponsor identifies any Technology to which it would like to exercise its option and which has not been previously disclosed to Sponsor by TSRI in accordance with Section 3.2, Sponsor shall notify TSRI of such in writing. Upon such notification, TSRI shall provide Sponsor with a Technology Disclosure in accordance with Section 3.2. Sponsor may exercise its option to the Technology covered by the Technology Disclosure as specifically set forth in Sections 3.3 and 3.4.

2.4                                 Financial and Staffing Obligations

a.                                       Contributions of Parties to Research Program.  Contributions in the form of financial support, equipment, personnel, technology and other necessary components for the conduct of the Research Program shall be made by the parties in accordance with the terms set forth in Exhibits A and B attached to this Agreement. All payments due to TSRI by Sponsor shall be payable in U.S. Dollars by Sponsor in quarterly installments in advance, within ten (10) days of the dates set forth in the budget attached hereto as Exhibit B.  Each payment must reference the Research Project title, Agreement Number and Principal Investigator for purposes of identification. Payments under this Section shall be sent to:

The Scripps Research Institute
10550 North Torrey Pines Road, TPC-7
La Jolla, California 92037
Attn: Vice President, Sponsored Programs
Fax No.: (858) 784-8037

With a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: Director, Technology Development
Fax No.: (858) 784-9910

Subject to a thirty (30) day written notice to Sponsor to cure, TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement if the funding is not provided as set forth in Exhibit B and in accordance with the payment schedule as set forth in this Section 2.4.a.  Furthermore, should Sponsor fail to make the first payment to TSRI in accordance with this Section 2.4.a., TSRI shall have the right to terminate this Agreement ab initio.

b.                                      Capital Equipment.  Equipment purchased by TSRI with funds provided by Sponsor shall be the property of TSRI.  All capital equipment provided under this Agreement by Sponsor for the use of TSRI remains the property of the Sponsor unless other disposition is mutually agreed upon in writing by the Parties. If title to this equipment remains with the Sponsor, Sponsor is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

3.                                       GRANT OF RIGHTS.

3.1                                 Grant.  Subject to the terms of this Agreement and the reservation of rights specified in Sections 4.2 and 4.3, TSRI hereby grants to Sponsor:

a.                                       an exclusive option to acquire an exclusive or non-exclusive (at Sponsor’s election) worldwide license, subject to Sections 4.2 and 4.3, including the right to sublicense, under TSRI’s rights in the Patent Rights and in the Technology to make and have made, to use and have used, to sell and have sold, to offer to sell and to import Products, Services and Processes in the Field;

b.                                      an exclusive option to acquire a non-exclusive, worldwide license, without the right to sublicense, to make and have made, to use and have used, to sell and have sold, to offer to sell and to import any Research Tools in the Field; and

c.                                       a non-exclusive, royalty-free, non-transferable license to make and use Patent Rights and Technology solely for internal research purposes. Any transfer of materials to Sponsor under this Section 3.1. c shall require the execution of a Material Transfer Agreement. The terms of such Material Transfer Agreement shall be materially consistent with the form Material Transfer Agreement attached hereto as Exhibit C. This grant and attendant Material Transfer Agreement in no way limits the option or licenses granted pursuant thereto under this Section 3.1.a or b, but are in addition to such grant.

3.2                                 Disclosure of Technology.  As soon as reasonably possible, either upon conception or reduction to practice, as the case may be, TSRI shall disclose Technology in writing to Sponsor (the “Technology Disclosure”).  Scripps shall make its best efforts to provide a Technology Disclosure that contains sufficient detail to (i) enable both parties to determine whether or not the particular Technology is TSRI Technology or Joint Technology; and (ii) enable Sponsor to evaluate the advisability of exercising the option granted hereunder with respect to such Technology or reserving its right to exercise the option at a later date as set forth in Section 3.3.  All such Technology Disclosures shall be maintained in confidence by Sponsor.

3.3                                 Option Exercise / Reservation Period.  Sponsor shall have a period of ninety (90) days from receipt of the Technology Disclosure from TSRI, within which to (a) exercise its option as set forth in Section 3.4 to obtain a license in the Field to the particular Technology disclosed therein (“Option Exercise Period”) or, in the alternative, (b) to reserve its right to exercise the option after such Technology Disclosure (“Reservation”) by notifying TSRI in writing that it is electing to pay out-of-pocket patent-related costs as set forth in Section 3.5 during the period of time the option is reserved (“Reservation Period”). In the event Sponsor elects to reserve its right to exercise the option, upon written notice by TSRI of completion of the Research Program, Sponsor shall have ninety (90) days after receipt of such notice within which to exercise its option as set forth in Section 3.4.  In the event Sponsor fails to pay the out-of-pocket patent-related costs during the Reservation Period, subject to thirty (30) days’ written notice to cure such failure, the option shall expire.

3.4                                 Exercise of Option.  Sponsor shall exercise its option to obtain a license hereunder by delivering to TSRI a written notice within the Option Exercise/ Reservation Period which specifies (i) the particular Technology for which the option is being exercised; and (ii) the type of license that Sponsor wishes to obtain. Upon such notification, Sponsor and TSRI shall have a period of sixty (60) days from the date of exercise of option by Sponsor (“Negotiation Period”), within which to enter into a License Agreement upon commercially reasonable terms including reasonable license fees, royalty rates and commercial development obligations. The Negotiation Period can be extended at any time by mutual agreement of the Parties.

3.5                                 Patent Application Filings and Prosecution.  Upon exercise of its option or reservation, except as provided in Section 3.7, Sponsor shall be required to pay for all costs associated with the preparation, filing and prosecution of any patent applications necessary to protect the proprietary positions of both parties in the Technology, as discussed more fully herein. The parties agree that until such time as Sponsor notifies TSRI that it shall discontinue paying for the out-of-pocket patent-related costs, subject to six (6) months’ written notice, or upon completion of the Research Program, whichever is first, the patent applications shall be prepared, filed and prosecuted by outside counsel approved by both parties, and while the outside counsel shall be supervised by and be under the direction of TSRI, TSRI shall notify Sponsor of the prosecution strategies and shall consider Sponsor’s comments regarding same.  TSRI shall invoice Sponsor for all out-of-pocket patent-related related costs, which invoice Sponsor shall pay within thirty (30) days.  If Sponsor notifies TSRI at any time that it will discontinue paying for the patent-related costs, Sponsor’s option rights herein to the particular Technology shall expire.

The parties agree that TSRI shall pursue patent protection in [*], and Sponsor, to maintain its rights to a worldwide license, shall pay for such patent-related costs. Should Sponsor wish to pursue patent protection in additional countries or regions, Sponsor shall make such request of TSRI, which request shall not be unreasonably denied, and Sponsor shall pay for patent-related costs in such additional countries or regions. Sponsor is not, however, required to pay for patent-related costs in such additional countries or regions to maintain its worldwide rights unless it makes such request of TSRI. In the event TSRI wishes to seek patent protection in countries or regions where Sponsor has not elected to do so, TSRI will promptly notify Sponsor and discuss the reasons for seeking such protection with Sponsor.  If Sponsor declines to seek the protection desired by TSRI, TSRI can pursue patent protection in those countries or regions at its own expense without affecting the worldwide rights of Sponsor. However, should those patent-related rights then be shown to provide significant economic value to Sponsor in that country or region, , Sponsor shall repay TSRI for all reasonable patent-related costs, as well as any ongoing costs, the foregoing notwithstanding. The parties further agree, that should any patent filings or prosecution in any country or region be or become legally not feasible or commercially unreasonable, such filings or prosecution shall not be pursued and/or be discontinued without affecting Sponsor’s rights under this agreement.

Except in the case of Research Tools and subject to Section 3.7, should TSRI reasonably determine at any time that it is necessary to expeditiously file a patent application covering the Technology to avoid a statutory bar [*], upon reasonable notice to Sponsor and Sponsor input which shall be reasonably considered, TSRI shall do so, the costs of which shall be reimbursed by Sponsor, if Sponsor wishes to preserve its rights pursuant to Section 3.3 to exercise or reserve its option.

[*]         designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

3.6                                 Joint Technology.  The parties hereby agree that in the event that the disclosed Technology is Joint Technology and that Sponsor does not exercise or reserve its option, both Parties shall (i) have no further obligations to each other with respect to such Joint Technology and any resulting patent rights; and (ii) be free to independently use and license their rights to such Joint Technology, including any resulting patents on a worldwide basis, and shall be free to retain all income and proceeds therefrom without accounting to the other party.

3.7                                 Research Tools.  In the event that Sponsor exercises its option to obtain a non-exclusive license to Research Tools under Section 3.1b herein above and elects not to pursue patent protection on such Research Tools, TSRI and Sponsor shall have sixty (60) days from the date of exercise of option by Sponsor in which to execute a license agreement to such Research Tools.  This shall in no way restrict TSRI’s right to obtain patent protection on such Research Tools.

4.                                       INTERESTS AND RIGHTS IN INTELLECTUAL PROPERTY.

4.1                                 Title.  TSRI shall retain sole ownership and title to TSRI Technology. TSRI shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title as TSRI deems appropriate.  Ownership of and title to Joint Technology shall be vested jointly in TSRI and Sponsor, with each owning an undivided interest therein. Ownership of Patent Rights shall follow inventorship under principles arising under the patent laws of the United States of America.

4.2                                 Governmental Interest.  Sponsor and TSRI acknowledge that TSRI has received, and expects to continue to receive, funding from the United States Government in support of TSRI’s research activities.  Sponsor and TSRI acknowledge and agree that their respective rights and obligations pursuant to this Agreement shall be subject to TSRI’s obligations to the United States Government, including but not limited to 37CFR401, the NIH Grants Policy Statement and NIH Guidelines for Obtaining and Disseminating Biomedical Research Resources.

4.3                                 Reservation of Rights.  In keeping with the license option granted herein, TSRI reserves the right to use for any internal research purposes any Patent Rights licensed hereunder (but not to generate materials or data for any commercial entity), without TSRI being obligated to pay Sponsor any royalties or other compensation.  In addition, TSRI reserves the right to grant non-exclusive research use licenses to other non-profit or academic institutions to Patent Rights licensed hereunder, without the other non-profit or academic entities being obligated to pay Licensee any royalties or other compensation.  Such non-profit or academic institutions shall be prohibited from using the research license to generate materials or data for any commercial entity. TSRI shall make all reasonable efforts to notify Sponsor of such use.

5.                                       CONFIDENTIALITY AND PUBLICATION.

5.1                                 Treatment of Confidential Information.  The parties agree that during the term of this Agreement, and for a period of three (3) years after this Agreement terminates, a party receiving Confidential Information of the other party will (a) maintain in confidence such Confidential Information to the same extent such party maintains its own proprietary information; (b) not disclose such Confidential Information to any third party without the prior written consent of the other party;  and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

5.2                                 Publications.  Sponsor acknowledges that it is the general policy of TSRI to encourage publication of research results in technical or scientific journals; and Sponsor agrees that TSRI shall have a right to publish in accordance with its general policy.  If a patent application covering Technology disclosed by a proposed publication has not been filed, then prior to such publication, TSRI shall submit to Sponsor copies of proposed publications which describe Technology and afford Sponsor a period of forty five (45) days to review the publication to (i) ascertain whether Sponsor’s Confidential Information would be disclosed by the publication; (ii) ascertain whether or not the publication discloses any Technology to which Sponsor wishes to exercise its option; and (iii) to ascertain the necessity or desirability of the filing of a patent application covering Technology prior to such publication. If such publication discloses either Sponsor’s Confidential Information or Technology on which Sponsor wishes to file a patent application, upon Sponsor’s written request, TSRI shall remove such Confidential Information and/or delay publication for up to an additional forty-five (45) days to allow Sponsor to protect its Confidential Information or the Technology by filing a patent application(s).

5.3                                 Publicity.  Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, stockholders’ reports, or otherwise, relating to this Agreement or to any sublicense hereunder, or to the performance hereunder or any such agreements, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Nothing in this section shall, however, preclude Sponsor from describing the existence and general scope of the research collaboration in general business communications, subject to fifteen (15) days prior written notice to TSRI describing the content of the communications, to the extent the content has not been previously provided to TSRI in some form. Scientific publications published in accordance with Section 5.2 of this Agreement shall not be construed as publicity governed by this Section 5.3.

6.                                       WARRANTIES.

Limited Warranty.  TSRI hereby represents and warrants that it has full right and power to enter into this Agreement.  TSRI MAKES NO OTHER WARRANTIES CONCERNING PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS COVERED BY THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO PATENT RIGHTS, TECHNOLOGY, BIOLOGICAL MATERIALS, RESEARCH TOOLS OR ANY PRODUCT, PROCESS OR SERVICE.  TSRI MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF PATENT RIGHTS, OR THAT ANY PRODUCT WILL BE FREE FROM AN INFRINGEMENT ON PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING PATENT RIGHTS, TECHNOLOGY, RESEARCH TOOLS OR BIOLOGICAL MATERIALS

COVERED BY THIS AGREEMENT.  FURTHER, TSRI HAS MADE NO INVESTIGATION AND MAKES NO REPRESENTATION THAT THE RESEARCH TOOLS OR BIOLOGICAL MATERIALS SUPPLIED BY IT OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

TSRI MAKES NO WARRANTIES OR REPRESENTATIONS REGARDING ITS ABILITY TO ACHIEVE, NOR SHALL IT BE BOUND TO ACCOMPLISH, ANY PARTICULAR RESEARCH OBJECTIVE OR RESULTS.

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER IT KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.  TSRI’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNT PAID BY SPONSOR TO TSRI UNDER THIS AGREEMENT.  THE FOREGOING EXCLUSIONS AND LIMITATIONS SHALL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, BUT NOT LIMITED TO NEGLIGENCE), OR ANY OTHER GROUNDS.

7.                                       TERM AND TERMINATION.

7.1                                 Term.  Unless terminated sooner, the initial term of this Agreement shall commence on the Effective Date and shall continue for two (2) years and two months, as set forth in the Research Program and the Budget.  The Term can be extended by mutual agreement of the parties. Upon mutual written consent, the parties may extend this Agreement for up to an additional two (2) years, under the same terms and conditions.

7.2                                 Termination by Mutual Agreement.  This Agreement may be terminated at any time upon the mutual written agreement of the parties.  In the absence of an agreement to the contrary, no such termination shall have the effect of relieving Sponsor of its monetary obligations to fund the Research Program.

7.3                                 Termination Upon Non-Payment.  In the event that Sponsor fails to pay to TSRI any payment within the time frame set forth in Sections 2.4.a, or 3.5, and subject to thirty (30) days written notice to cure the non-payment, TSRI shall not be obligated to perform any of the research specified herein or to take any other action required under this Agreement and may terminate this Agreement immediately upon such non-payment, in which case Sponsor shall forfeit any rights grated to Sponsor herein.  Termination pursuant to this Section 7.3 shall not relieve Sponsor of any liability.

7.4                                 Termination Upon Default.  Except as otherwise specified herein, the failure of a party to perform any obligation required of it to be performed hereunder and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default, shall constitute an event of default hereunder.  Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice.  Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party.  Termination pursuant to this Section 7.4 shall not relieve the defaulting party of liability and damages to non-defaulting party for breach of this Agreement.  Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default.

7.5                                 Termination Upon Insolvency.  This Agreement may be terminated as to any party (“Insolvent Party”) by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party’s assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law.  Termination under this section shall be effective upon the date specified in this notice.

7.6                                 Effect of Expiration or Termination.

a.                                       Termination Upon Default of Sponsor.  Upon the termination of this Agreement by reason of a default by Sponsor, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of Sponsor to make any and all final payments accrued prior to the date of termination and the obligation of the parties to make all reports required hereunder.  Upon such termination of this Agreement, the parties shall continue to abide by their non-disclosure obligations as described in Section 5.1 and each party hereto shall fulfill any other obligations incurred prior to such termination.  Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect, except as expressly provided therein and any non-exclusive licenses that have been granted under Section 3.1.c shall survive.

b.                                      Expiration or Termination upon Default of TSRI.  Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by TSRI, then TSRI shall make the disclosures required by Section 3.2 for TSRI Technology conceived or reduced to practice up to the date of said expiration or termination; and Sponsor shall have the right to exercise its option with respect to said TSRI Technology in accordance with the schedule and procedures specified in Sections 3.3 and 3.4 above; and any non-exclusive licenses that have been granted under Section 3.1.c shall survive.  Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their non-disclosure obligations described in Section 5.1; and any previously existing license agreements or other agreements between the parties shall continue in effect.

8.                                       ASSIGNMENT; SUCCESSORS.

8.1                                 Assignment.  Any and all assignments of this Agreement or any rights granted hereunder by Sponsor are void except (i) to an Affiliate of Sponsor; (ii) in conjunction with the sale of all or substantially all of the assets of Sponsor, or the consolidation or merger of Sponsor with another entity; or (iii) as expressly permitted hereunder, without the prior written consent of TSRI.  Any and all assignments of this Agreement or any rights granted hereunder by TSRI are void without the prior written consent of Sponsor.

8.2                                 Binding Upon Successors and Assigns.  Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of TSRI and Sponsor.  Any such successor to or assignee of a party’s interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party.

9.                                       GENERAL PROVISIONS.

9.1                                 Independent Contractors.  The relationship between TSRI and Sponsor is that of independent contractors.  TSRI and Sponsor are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties.  TSRI and Sponsor shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

9.2                                 Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below.  In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control.  Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof.

a.                                       Location.  The location of the arbitration shall be in the County of San Diego.

b.                                      Selection of Arbitrators.  The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the parties, this Agreement, and the outcome of the arbitration.  Each party shall appoint one neutral arbitrator, and these two arbitrators so selected by the parties shall then select the third arbitrator.  If one party has given written notice to the other party as to the identity of the arbitrator appointed by the party, and the party thereafter makes a written demand on the other party to appoint its designated arbitrator within the next ten days, and the other party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

c.                                       Discovery.  Unless the parties mutually agree in writing to some additional and specific pre-hearing discovery, the only pre-hearing discovery shall be (a) reasonably limited production of relevant and non-privileged documents; and (b) the identification of witnesses to be called at the hearing, which identification shall give the witness’s name, general qualifications and position, and a brief statement as to the general scope of the testimony to be given by the witness.  The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters.  Pursuant to the Rules of AAA, the parties may subpoena witnesses and documents for presentation at the hearing.

d.                                      Case Management.  Prompt resolution of any dispute is important to both parties; and the parties agree that the arbitration of any dispute shall be conducted expeditiously.  The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

e.                                       Remedies.  The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded.  No court action may be maintained seeking punitive damages.  The decision of any two of the three arbitrators appointed shall be binding upon the parties.

f.                                         Expenses.  The expenses of the arbitration, including the arbitrators’ fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing party, in the discretion of the arbitrators, or may be apportioned between the parties in any manner deemed appropriate by the arbitrators.  Unless and until the arbitrators decide that one party is to pay for all (or a share) of such expenses, both parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators.

g.                                      Confidentiality.  Except as set forth below, the parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators.  Notwithstanding the foregoing, the parties may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, and others who may be directly affected.  Additionally, Sponsor may make such disclosures as are required by applicable securities laws.

9.3                                 Entire Agreement; Modification.  This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof.  There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

9.4                                 California Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of California notwithstanding any conflict of laws provisions.

9.5                                 No Use of Name.  The use of the name “The Scripps Research Institute”, “Scripps”, “TSRI” or any variation thereof in connection with the advertising or sale of Products is expressly prohibited.

9.6                                 Headings.  The headings for each article and section in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

9.7                                 Severability.  Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provisions thereof.  The parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

9.8                                 No Waiver.  Any delay in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.9                                 Attorneys’ Fees.  In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys’ fees and other costs incurred in connection with resolving such dispute or default.

9.10                           Notices.  Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by telefax, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

FOR TSRI:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-9
La Jolla, California 92037
Attn: Director, Technology Development
Fax No.: (858) 784-9910

With a copy to:	The Scripps Research Institute
10550 North Torrey Pines Road, TPC-8
La Jolla, California 92037
Attention: General Counsel
Fax No.: (858) 784-9910

FOR SPONSOR:	NeoRx Corporation
300 Elliott Avenue West, Suite 500
Seattle, Washington 98119
Attn: Vice President, Legal
Fax No.: (206) 286-2537

Notice shall be deemed delivered upon the earlier of (i) when received; (ii) three (3) days after deposit into the mail; (iii) the date notice is sent via telefax, telex or cable; or (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

9.11                           Compliance with U.S. Laws.  Nothing contained in this Agreement shall require or permit TSRI or Sponsor to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

9.12                           Counterparts.  This Agreement may be executed in counterparts, which together shall be construed as fully executed.  Facsimile signatures shall be considered original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

TSRI:		SPONSOR:

THE SCRIPPS RESEARCH INSTITUTE		NEORX CORPORATION

By:	/s/ POLLY A. MURPHY	By:	/s/ GERALD MCMAHON
Title:	Senior Vice President	Title:	Chairman and CEO

EXHIBIT A

RESEARCH PROGRAM

[*]

[*]         designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT B

BUDGET

[*]

[*]         designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

EXHIBIT C

FORM OF MATERIAL TRANSFER AGREEMENT

THE SCRIPPS RESEARCH INSTITUTE

MATERIAL TRANSFER AGREEMENT

[Date]

[Contact’s Name]

[Sponsor’s name]

[Sponsor’s Address]

Dear Dr. [Contact’s Name]:

This is to acknowledge your request for the [Materials Requested] to be provided by [Principal Investigator] at The Scripps Research Institute (TSRI) pursuant to Section 3.1.c of the Research Funding and Option Agreement between TSRI and [Sponsor’s name]
dated                         .  This material and all modifications and derivatives of this material are referred to herein as “Materials”.

TSRI is pleased to cooperate with your use of these Materials at [Sponsor’s name] for your scientific research.  However, before forwarding them to you, TSRI needs [Sponsor’s name] to agree to the following terms and conditions:

(1)                                  that TSRI hereby grants Sponsor a non-exclusive, royalty-free, non-transferable license to make and use the Materials solely for internal research purposes;

(2)                                  that the Materials shall be received by [Sponsor’s name] only for use in scientific research in [Sponsor’s name]’s laboratories and that all applicable guidelines set forth by the National Institutes of Health (NIH), U.S. Department of Agriculture (USDA) or other government agencies regarding the use of these Materials shall be followed;

(3)                                  these Materials are provided as a service to the research community.  THE MATERIALS ARE BEING SUPPLIED TO YOU WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE;

(4)                                  that [Sponsor’s name] shall bear all risk to [Sponsor’s name] and/or any others resulting from any use, directly or indirectly, to which [Sponsor’s name] puts the Materials or any other materials that could not have been made but for these Materials;

(5)                                  that [Sponsor’s name] agrees to defend, indemnify, and hold harmless TSRI, its trustees, officers, employees and agents from any loss, claim, damage, or liability, of any kind whatsoever, which may arise from [Sponsor’s name]’s use, storage or disposal of the Material or any other material that could not have been made but for the Materials, except to the extent such arise due to the gross negligence or willful misconduct of TSRI;

(6)                                  that you provide us with your Federal Express account number or an account number for another courier service, so that we may ship the Materials to you.

The Materials are to be used with caution and prudence in any experimental work, since all of their characteristics are not known.  Moreover, they are not to be used for testing in or treatment of humans.

If you agree to accept these Materials under the above conditions, please sign the enclosed duplicate copy of this letter, have it signed by an authorized representative of [Sponsor’s name] and return one original to me.  Upon receipt of that confirmation I will forward the Materials to you.

THE SCRIPPS RESEARCH INSTITUTE

Jennifer L. Dyer
Director, Technology Development
[Date]

ACCEPTED:

Recipient’s Signature	Authorized Institutional Rep. Signature

Recipient’s Printed Name and Title	Authorized Rep. Printed Name and Title

Date	Date